EXHIBIT 99.1

Rotate Black Announces Execution of Management Agreement for Gulfport Casino & Hotel Project

PETOSKEY, Mich., Oct. 28, 2010 (GLOBE NEWSWIRE) -- Rotate Black, Inc. (OTCBB:ROBKE), or Rotate Black, announced today that it executed a long-term management agreement with Rotate Black MS, LLC, or RB MS, effective April 1, 2010 to manage the casino and hotel operations in the Bert Jones Yacht Basin in Gulfport, Mississippi. The Management Agreement is for ninety-nine (99) years. Pursuant to the terms of the Management Agreement, RB MS, in consideration of the management services being provided by Rotate Black, is obligated to pay Rotate Black a management fee equal to Two Hundred Thousand Dollars ($200,000) per month payable on the first (1st) day of each month in advance until commencement of the gaming operations in Gulfport, Mississippi. Upon commencement of the gaming operations in Gulfport, RB MS shall pay Rotate Black Two Hundred Fifty Thousand Dollars ($250,000) per month payable on the first (1st) day of each month in advance. RB MS shall pay Rotate Black a fee equal to Three Hundred Thousand Dollars ($300,000) per month payable on the first (1st) day of each month in advance beginning in the month that Rotate Black achieves earnings before interest taxes depreciation and amortization (EBITDA) of Seventeen Million Dollars ($17,000,000) in the aggregate over the preceding twelve (12) months. Pursuant to the Management Agreement, Rotate Black also received 35% of the ownership interest in RB MS, which ownership percentage may increase up to 45% based on reaching certain financial performance targets after the initial phase of the Gulfport project is opened.

The initial phase of the Gulfport project calls for over 50,000 square feet of gaming and related amenities on a luxury cruise vessel, or Gaming Vessel, docked adjacent to the 9.5 acres recently leased by RB MS for the gaming site. The Gaming Vessel was previously used by Harrah's as its gaming vessel in Joliet, Illinois until 2004. Rotate Black acquired the Gaming Vessel from International Thoroughbred Breeders, Inc. in June 2010 for approximately 15% of replacement value. The Gaming Vessel is anticipated to host 825 slot machines and 24 table games including blackjack, craps, roulette and other table games. In addition, the Gaming Vessel is anticipated to have three (3) restaurants, four (4) bars, an entertainment venue for concerts and other acts, as well as adjacent on-site surface parking. In addition, attached to the Gaming Vessel will be a two and a half (2.5) to three (3) diamond, 120 room hotel property with a restaurant and bar.

"With the recently executed ground leases and the continued rounding out of our management team, I believe we are on a strong path to commence gaming operations in Gulfport, Mississippi. We still have to obtain site approval and authority to proceed from the Mississippi Gaming Commission in order to commence construction. I look forward to meeting with the Commission to obtain these approvals.   Opening of the casino & hotel will not only provide significant additional revenue for the State of Mississippi and the City of Gulfport, but will create approximately 550 direct employment opportunities at the casino & hotel, as well as additional ancillary employment. I believe the Gulfport project is not only good for Rotate Black and our shareholders, but for the residents of the Gulfport region, as well," said Dual Cooper, President and COO of Rotate Black.

About Rotate Black, Inc.

Rotate Black is a premier development and management company of resort and casino properties. The company makes investments specifically targeted towards the gaming industry, seeking to maximize total return from capital appreciation and income. The management and Board of Directors have extensive experience in successfully developing and managing resort properties.

Forward-Looking Statement

Certain statements contained in this release regarding matters that are not historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements, including, but not limited to whether the Mississippi Gaming Commission will provide either gaming site approval or authority to proceed, whether Rotate Black will be operating a casino and hotel in Gulfport, MS or with the specific number of gaming positions, amenities and hotel rooms stated in this release and whether the number of employee hires and the benefits to the State of Mississippi and Gulfport region will be achieved. Forward-looking statements speak only as of the date made of this release, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Rotate Black, Inc.
Mr. John Paulsen, Chairman & CEO
231-347-0777